Exhibit 99.1
Press Contact:
Maria Tagliaferro
Analog Devices, Inc.
Tel: (781) 461-3282
Maria.tagliaferro@analog.com
For Immediate Release: April 30, 2015 4PM ET

ANALOG DEVICES PROMOTES JOHN HASSETT TO SENIOR VICE PRESIDENT OF WORLDWIDE MANUFACTURING

NORWOOD, Mass.- April 30, 2015 - Analog Devices, Inc. (NASDAQ: ADI), a global leader in high-performance semiconductors for signal processing applications, today announced the promotion of John Hassett to senior vice president of worldwide manufacturing, effective May 3, 2015.
“ADI is privileged to have John lead our manufacturing strategy and supply chain operations,” said Vincent Roche, President and CEO. “John has been an integral member of the team that envisioned and built the world class manufacturing systems that perfectly complement our high performance, high quality signal processing portfolio. John is a talented leader and his commitment to excellence will ensure that our highly responsive and agile operations continue to meet the needs of our customers in the fast changing world of electronics.”
Mr. Hassett joined Analog Devices’ Limerick, Ireland manufacturing group in 1982 after graduating from University of Limerick. In 1993 he moved to Massachusetts to head the expansion of global manufacturing operations and the integration of external contractors into the supply chain. During his tenure, ADI established industry leading manufacturing, engineering, and service centers in Singapore and the Philippines. Mr. Hassett was promoted to vice president of manufacturing assembly and test operations for Analog Devices in 2000. Mr. Hassett holds a Bachelor of Science degree in Manufacturing Engineering and a Master of Business Administration degree from the University of Limerick. Mr. Hassett will assume his new role effective May 3, 2015, taking over for retiring senior vice president of worldwide manufacturing, Rob Marshall, who will continue with ADI as Senior Advisor to the CEO until his retirement during the first half of ADI’s 2016 fiscal year.

About Analog Devices
Analog Devices designs and manufactures semiconductor products and solutions.  We enable our customers to interpret the world around us by intelligently bridging the physical and digital with unmatched technologies that sense, measure and connect. Visit http://www.analog.com